Exhibit 1

AGREEMENT REGARDING THE JOINT FILING OF

SCHEDULE 13D

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13D (including amendments thereto) jointly on behalf of each such party.

Dated: February 1, 2021	TRP Capital Partners, L.P.

	By:	/s/ David R. Mitchell
Name: David R. Mitchell
Title: Managing Director

TRP Capital Management, LLC

	By:	/s/ David R. Mitchell
Name: David R. Mitchell
Title: Managing Director